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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of Schwab Investments of our report dated September 30, 1997, relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual Report to Shareholders of Schwab Long-Term Government Bond Fund and Schwab Short/Intermediate Government Bond Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Accountants and Reports to Shareholders" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

San Francisco, California
January 16, 1998